Exhibit 99.1

Perdoceo Education Corporation Announces Leadership Changes

Schaumburg, Il. (January 20, 2022) – Perdoceo Education Corporation (NASDAQ: PRDO), a provider of postsecondary education programs, today announced that Todd Nelson has been named Executive Chairman effective January 20, 2022 and will continue to serve Perdoceo on a full time basis. Andrew Hurst was appointed to succeed Mr. Nelson as Perdoceo’s President and Chief Executive Officer effective January 20, 2022. Mr. Hurst, who has 38 years of leadership experience in higher education, joined Perdoceo in 2014 and most recently served as Perdoceo’s Senior Vice President – Colorado Technical University and as the President of Colorado Technical University. Mr. Hurst was also appointed to the Perdoceo Board of Directors. Thomas Lally, Perdoceo’s former Chairman of the Board, now serves as Lead Director.

Elise Baskel succeeds Mr. Hurst as Perdoceo’s Senior Vice President – Colorado Technical University and as the President of Colorado Technical University. Ms. Baskel has 12 years of leadership experience with the Company and has served as Chief Operating Officer of Colorado Technical University since 2019.

“I am proud of our team’s commitment to serving and educating students and of our achievements over the last few years,” said Mr. Nelson. “The Board and I would like to congratulate Andrew on his new role and I look forward to continuing to work with him. We are confident that Andrew brings the right leadership skills and dedication to drive successful student outcomes and long-term value for all of our stakeholders.”

Mr. Hurst said, “Both CTU and AIU have strong technology platforms for online education and provide a unique opportunity for our adult learners. I am excited to assume this role and for the future of the Company. Elise has played an instrumental role in the continued success of CTU so we are pleased to have her assume this position leading the university.”

About Perdoceo Education Corporation

Perdoceo’s academic institutions offer a quality postsecondary education primarily online to a diverse student population, along with campus-based and blended learning programs. Our accredited institutions – Colorado Technical University (“CTU”) and the American InterContinental University System (“AIU”) – provide degree programs from associate through doctoral level as well as non-degree professional development and continuing education offerings. Our universities offer students industry-relevant and career-focused academic programs that are designed to meet the educational needs of today’s busy adults. CTU and AIU continue to show innovation in higher education, advancing personalized learning technologies like their intellipath® learning platform and using data analytics and technology to support students and enhance learning. Perdoceo is committed to providing quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce. For more information, please visit www.perdoceoed.com.

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CONTACT

Investors:

Alpha IR Group

Davis Snyder or Chris Hodges

(312) 445-2870

PRDO@alpha-ir.com

or

Media:

Perdoceo Education Corporation

(847) 585-2600

media@perdoceoed.com

Source: Perdoceo Education Corporation